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                                                                    EXHIBIT 99.3

                            M.B. CAPITAL PARTNERS III
                             300 North Dakota Avenue
                                    Suite 202
                         Sioux Falls, South Dakota 57104

                                October 22, 2004

Mr. Bernard Freibaum
Executive Vice President and Chief Financial Officer
General Growth Properties, Inc.
110 North Wacker Drive
Chicago, Illinois 60606

      Re:     Equity Financing Commitment

Dear Sir:

      In connection with the warrants offering, if any, undertaken by General Growth Properties, Inc. ("GGP") prior to or within 60 days after GGP's acquisition of all of the outstanding common stock of The Rouse Company pursuant to the agreement and plan of merger, dated August 19, 2004, entered into by and among The Rouse Company, GGP and a merger affiliate thereof (such offering, the "Offering"), the undersigned hereby commits to (x) exercise any basic subscription rights that are granted to the undersigned in the Offering and (y) subscribe for additional common stock in the Offering with an aggregate purchase price equal to the positive difference, if any, between $500 million and the aggregate purchase price of the stock otherwise subscribed for in the Offering, thereby ensuring that at least $500 million, in the aggregate, will be raised in the Offering; provided, however, that (a) the undersigned shall have no obligation hereunder unless the price of a share of GGP common stock in the Offering is not greater than the trading price of a share of GGP common stock as of the initiation of the Offering (and such condition shall be deemed to have been satisfied if the price is determined by averaging the high and low prices for each of three or more days within the five day trading period prior to the initiation of the Offering), (b) the undersigned shall not be obligated to expend more than a maximum of $500 million in the aggregate pursuant to this letter and (c) the undersigned shall not be obligated to perform any obligation hereunder if the aforesaid agreement and plan of merger is terminated prior to performance of such obligation. The undersigned hereby acknowledges that the proceeds of the Offering will be used in connection with GGP's proposed purchase of all of the outstanding common stock of The Rouse Company. This letter represents the entire understanding of the undersigned and GGP with respect to the subject matter hereof and supersedes any prior agreements or understandings between them with respect to such subject matter, including without limitation that certain letter dated August 19, 2004, from the undersigned to GGP.

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October 22, 2004
Page 2

                                      Very truly yours,

                                      M.B. CAPITAL PARTNERS III, a South
                                      Dakota general partnership

                                      By:  GENERAL TRUST COMPANY, not
                                           individually but solely as Trustee of
                                           a partner

                                           By: /s/ E. Michael Greaves
                                              ----------------------------------
                                                 Name:  E. Michael Greaves
                                                 Title: Vice President and
                                                        Cashier

ACKNOWLEDGED AND
AGREED:

GENERAL GROWTH PROPERTIES,
INC., a Delaware corporation

By:  /s/ Bernard Freibaum
   -----------------------------
   Name:  Bernard Freibaum
   Title: Executive Vice President and
          Chief Financial Officer